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Pricing Supplement No. K97
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 May 21, 2010

$35,279,000
Buffered Accelerated Return Equity Securities due May 24, 2013
Linked to the Performance of a Basket Consisting of the S&P 500® Index,
the iShares® MSCI EAFE® Index Fund, the SPDR® S&P® MidCap ETF
Trust, the iShares® MSCI Emerging Markets Index Fund and the iShares®
Russell 2000® Index Fund

General

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The securities are designed for investors who seek a leveraged return linked to the appreciation of a weighted basket consisting of the S&P 500 Index, the iShares MSCI EAFE Index Fund, the SPDR S&P MidCap ETF Trust, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund, subject to the Basket Return Cap of 42.07%. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 20%, be willing to lose up to 80% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 24, 2013†

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Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on May 21, 2010 (the "Trade Date") and are expected to settle on May 26, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:	The securities are linked to a weighted basket consisting of one index and four exchange-traded funds (each a "Basket Component" and, together, the "Basket Components"). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
	Basket Component	Ticker	Initial Level	Component Weighting
	S&P 500 Index	SPX	1087.69	70%
	iShares MSCI EAFE Index Fund	EFA UP	48.62	15%
	SPDR S&P MidCap ETF Trust	MDY UP	136.31	8%
	iShares MSCI Emerging Markets Index Fund	EEM UP	37.36	4%
	iShares Russell 2000 Index Fund	IWM UP	65.07	3%
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be the lesser of (i) the Basket Return Cap and (ii) an amount calculated as follows:
Upside Participation Rate × Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is equal to the Initial Basket Level or less than the Initial Basket Level by not more than 20%, the Basket Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Basket Level is less than the Initial Basket Level by more than 20%, the Basket Return will be calculated as follows:
	Final Basket Level – Initial Basket Level Initial Basket Level		+ 20%
Accordingly, if the Final Basket Level is less than the Initial Basket Level by more than 20%, the Basket Return will be negative and you will be entitled to receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.
Upside Participation Rate:	140%
Basket Return Cap:	42.07%
Buffer Amount:	20%
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The Basket Level on the Valuation Date.
Basket Level:	The Basket Level will be calculated as follows:
100 × [1 + (S&P 500 Index Return × 70%) + (iShares MSCI EAFE Index Fund Return × 15%) + (SPDR S&P MidCap ETF Trust Return × 8%) + (iShares MSCI Emerging Markets Index Fund Return × 4%) + (iShares Russell 2000 Index Fund Return × 3%)]
The "S&P 500 Index Return," the "iShares MSCI EAFE Index Fund Return," the "SPDR S&P MidCap ETF Trust Return," the "iShares MSCI Emerging Markets Index Fund Return" and the "iShares Russell 2000 Index Fund Return" are the respective Component Returns for each Basket Component on the Valuation Date.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows using the Initial Level for such Basket Component and the Final Level for such Basket Component:
Final Level – Initial Level Initial Level
Final Level:	For each Basket Component, the closing level for such Basket Component on the Valuation Date. The closing level for any Basket Component that is an exchange traded fund is subject to adjustment for dilution events as described in the accompanying product supplement.
Valuation Date†:	May 21, 2013
Maturity Date†:	May 24, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EVF8

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 4 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$0.00	$1,000.00

Total	$35,279,000.00	$0.00	$35,279,000.00

(1) For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$35,279,000.00	$2,515.39

Credit Suisse

May 21, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. AK-I dated November 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

  •
  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

  •
  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The tables and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios reflecting the Upside Participation Rate of 140% and the Basket Return Cap of 42.07%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level determined on the Valuation Date. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	42.07%	$1,420.70
190.00	90.00%	42.07%	$1,420.70
180.00	80.00%	42.07%	$1,420.70
170.00	70.00%	42.07%	$1,420.70
160.00	60.00%	42.07%	$1,420.70
150.00	50.00%	42.07%	$1,420.70
140.00	40.00%	42.07%	$1,420.70
130.05	30.05%	42.07%	$1,420.70
120.00	20.00%	28.00%	$1,280.00
115.00	15.00%	21.00%	$1,210.00
110.00	10.00%	14.00%	$1,140.00
105.00	5.00%	7.00%	$1,070.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Basket Level is 140, an increase of 40% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return	=	the lesser of (i) the Basket Return Cap and (ii) Upside Participation Rate × [(Final Basket Level – Initial Basket Level)/Initial Basket Level]
	=	the lesser of (i) the Basket Return Cap and (ii) 140% × [(140 – 100)/100]
	=	the lesser of (i) 42.07% and (ii) 56%
	=	42.07%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.4207
	=	$1,420.70

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,420.70 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Basket Level, subject to the Basket Return Cap.

Scenario 2:

Scenario 2 assumes the Final Basket Level is 120, an increase of 20% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return	=	the lesser of (i) the Basket Return Cap and (ii) Upside Participation Rate × [(Final Basket Level – Initial Basket Level)/Initial Basket Level]
	=	the lesser of (i) the Basket Return Cap and (ii) 140% × [(120 – 100)/100]
	=	the lesser of (i) 42.07% and (ii) 28%
	=	28%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.28
	=	$1,280

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,280 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Basket Level.

Scenario 3:

Scenario 3 assumes the Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 4:

Scenario 4 assumes the Final Basket Level is 90, a decrease of 10% from the Initial Basket Level. Because the Final Basket Level is less than the Initial Basket Level by not more than 20%, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 5:

Scenario 5 assumes the Final Basket Level is 60, a decrease of 40% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by more than 20% is as follows:

Basket Return	=	[(Final Level – Initial Level)/Initial Level] + Buffer Amount
	=	[(60 – 100)/100] + 20%
	=	-20%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 0.80
	=	$800

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount and you will participate in any depreciation in the Basket Level beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $200 per $1,000 principal amount. You could lose up to $800 per $1,000 principal amount of securities. If the Final Basket Level is less than the Initial Basket Level by more than 20%, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  CAPPED APPRECIATION POTENTIAL – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Basket Return, subject to the Basket Return Cap. The Basket Return will not exceed the Basket Return Cap of 42.07%, regardless of the appreciation in the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is $1,420.70 per $1,000 principal amount of securities.

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  THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED – The securities are linked to a weighted Basket consisting of five Basket Components as specified on the cover of this pricing supplement. One consequence of the unequal weighting of the Basket Components is that if a higher weighted Basket Component performs poorly and a lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which would have an adverse effect on the value of the securities.

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  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, an increase in the level of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of one or more of the other Basket Components.

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  THE FINAL BASKET LEVEL MAY BE LESS THAN THE BASKET LEVEL ON THE MATURITY DATE OR AT OTHER TIMES DURING THE TERM OF THE SECURITIES – The calculation agent will calculate the Redemption Amount by comparing only the Initial Basket Level and Final Basket Level on the Valuation Date. Because the Final Basket Level is calculated based on the Basket Level on the Valuation Date, the Basket Level on the Maturity Date or at other times during the term of the securities, including dates near the Valuation Date, could be higher than the Final Basket Level. This difference could be substantial if there is a significant increase in the Basket Level after the Valuation Date, if there is a significant decrease in the Basket Level around the time of the Valuation Date or if there is significant volatility in the Basket Level during the term of the securities (especially on dates near the Valuation Date).

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  THERE ARE RISKS ASSOCIATED WITH EACH FUND – Although shares of the iShares MSCI EAFE Index Fund, the SPDR S&P MidCap ETF Trust, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund (each a "Fund") are listed for trading on the NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of each Fund or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the Fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to a Fund's investment strategy or otherwise, the investment advisor for a Fund may add, delete or substitute the components held by the Fund it advises. Any of these actions could affect the price of the shares of each Fund and consequently the value of the securities.

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  EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The securities are subject to the political and economic risks of emerging market countries through exposure to the iShares MSCI Emerging Markets Index Fund. The iShares MSCI Emerging Markets Index Fund includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your securities.

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  THE PERFORMANCE OF EACH FUND MAY NOT CORRELATE TO THE PERFORMANCE OF EACH FUNDS' TRACKED INDEX – Each of the iShares MSCI EAFE Index Fund, the SPDR S&P MidCap ETF Trust, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund will generally invest in all of the components included in the index tracked by such Fund (for each Fund, its "Tracked Index"). There may, however, be instances where a Fund's investment advisor may choose to overweight another component in such Fund's Tracked Index, purchase components not included in such Fund's Tracked Index that the investment advisor believes are appropriate to substitute for a component included in such Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track such Tracked Index. In addition, the performance of each such Fund will reflect additional transaction costs and fees that are not included in the calculation of such Fund's Tracked Index. Finally, because the shares of each Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of such Fund. For all the foregoing reasons, the performance of each Fund may not correlate with the performance of its Tracked Index. See the information set forth under "The Funds—The iShares® Funds" and "The Funds—The SPDR® Funds" in the accompanying underlying supplement.

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NON-U.S. SECURITIES MARKETS RISKS – The equity securities comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These equity securities may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.
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CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly markets for emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, the level of each Fund and the value of the securities.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of each Fund. However, an adjustment will not be required in response to all events that could affect the shares of each Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Basket Components.

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  NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

  •
  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the Basket Level on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

    o
    the expected volatility of the Basket Components;

    o
    interest and yield rates in the market generally as well as in the United States and in each of the countries where the Basket Components are traded;

    o
    the occurrence of certain events to the shares of each Fund that may or may not require an anti-dilution adjustment for such Fund;

    o
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the components comprising each Fund and any other currency relevant to the value of such Fund;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Basket Components or markets generally and which may affect the levels of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Basket Components

We have derived all information regarding each Basket Component contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided herein is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The S&P 500 Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol "SPX." For further information on the S&P 500 Index, please refer to "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. The MSCI EAFE Index is intended to provide performance benchmarks for the following 21 developed equity markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The shares of the iShares MSCI EAFE Index Fund are listed for trading on the NYSE Arca. Trading prices of the iShares MSCI EAFE Index Fund are reported by Bloomberg under the ticker symbol "EFA UP". For further information on the iShares MSCI EAFE Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund" below and "The Funds—The iShares Funds—The iShares® MSCI EAFE® Index Fund" in the accompanying underlying supplement.

The SPDR S&P MidCap 400 ETF Trust

The SPDR S&P MidCap 400 ETF Trust is designed to correspond generally to the price and yield performance of the S&P MidCap 400 Index. The S&P MidCap 400 Index is composed of 400 selected stocks, all of which are listed on national stock exchanges, and spans a broad range of major industry groups. As of December 31, 2009, the five largest industry groups comprising the S&P MidCap 400 Index were: capital goods, health care equipment & services, software & services and energy. The SPDR® S&P MidCap 400 ETF Trust is a unit investment trust organized under New York law and is governed by a trust agreement between The Bank of New York Mellon and PDR Services LLC, dated and executed as of April 27, 1995, as amended. Information provided to or filed with the Commission by the SPDR S&P MidCap 400 ETF Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-89088 and 811-08972, respectively. The shares of the SPDR S&P MidCap 400 ETF Trust are listed for trading on the NYSE Arca. Trading prices of the SPDR S&P MidCap 400 ETF Trust are reported by Bloomberg under the ticker symbol "MDY UP". For further information on methodology that applies generally to the SPDR S&P MidCap 400 ETF, please refer to "The Funds—The SPDR® Funds" in the accompanying underlying supplement.

The iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in global emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to provide performance benchmarks for the following 20 emerging equity markets: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, the Philippines, Russia, South Korea, Thailand and Turkey. The shares of the iShares MSCI Emerging Markets Index Fund are listed for trading on the NYSE Arca. Trading prices of the iShares MSCI Emerging Markets Index Fund are reported by Bloomberg under the ticker symbol "EEM UP". For further information on the iShares MSCI Emerging Markets Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index" below and "The Funds—The iShares Funds—The iShares® MSCI Emerging Markets Index Fund" in the accompanying underlying supplement.

The iShares Russell 2000 Index Fund

The iShares Russell 2000 Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index. The Russell 2000 Index measures the performance of the small capitalization sector of the U.S. equity market. The Russell 2000 Index includes companies representing approximately 9.4% of the total market capitalization of all publicly traded U.S. equity securities. The shares of the iShares Russell 2000 Index Fund are listed for trading on the NYSE Arca. Trading prices of the iShares Russell 2000 Index Fund are reported by Bloomberg under the ticker symbol "IWM UP" For further information on the iShares Russell 2000 Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund" below and for further information on methodology that applies generally to the iShares Russell 2000 Index Fund, please refer to "The Funds—The iShares® Funds" in the accompanying underlying supplement.

Recent Developments Related to the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund

On December 1, 2009, BlackRock, Inc. announced that it completed its merger with Barclays Global Investors, including the iShares exchange traded funds business. The combined firm operates under the BlackRock name and retains the iShares brand.

All publicly available information contained herein reflects the policies of, and is subject to change by, iShares® Inc. ("iShares"), iShares® Trust, BTC, and BFA. Prior to December 1, 2009, BTC was known as Barclays Global Investors, N.A. BFA is the investment advisor to the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund. BFA is a wholly-owned subsidiary of BTC, which in turn is a wholly-owned subsidiary of BlackRock, Inc.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares, BFA and the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund, please see the prospectus dated December 1, 2009 for the iShares MSCI EAFE Index Fund, the prospectus dated January 1, 2010 for the iShares MSCI Emerging Markets Index Fund and the prospectus dated August 1, 2009 as revised December 1, 2009 for the iShares Russell 2000 Index Fund. In addition, information about the iShares MSCI EAFE Index Fund, the iShares MSCI Emerging Markets Index Fund and the iShares Russell 2000 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2005 through May 21, 2010. The graph of the historical Basket performance reflects a Basket Level of 100 on May 21, 2010 and the Component Weightings as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Basket Components from January 1, 2005 through May 21, 2010. The closing level of the S&P 500 Index on May 21, 2010 was 1087.69. The closing price of one share of the iShares MSCI EAFE Index Fund on May 21, 2010 was $48.62. The closing price of one share of the SPDR S&P MidCap ETF Trust on May 21, 2010 was $136.31. The closing price of one share of the iShares MSCI Emerging Markets Index Fund on May 21, 2010 was $37.36. The closing price of one share of the iShares Russell 2000 Index Fund on May 21, 2010 was $65.07. We obtained the closing levels and closing prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels and prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or closings prices of the Basket Components on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return of your investment beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

Historical Performance of the S&P 500 Index

Historical Performance of the iShares MSCI EAFE
Index Fund

Historical Performance of the SPDR S&P MidCap
ETF Trust

Historical Performance of the iShares MSCI
Emerging Markets Index Fund

Historical Performance of the iShares Russell
2000 Index Fund

Historical Performance of the Basket

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the reference underlying. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the reference underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a "specified notional principal contract" that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes will apply to payments made on or after the date that is 180 days after the date of enactment of the Act. In the case of payments made after the date that is 2 years after the date of the enactment of the Act, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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